Exhibit 4.2

[On letter head of Société Générale]

To:	SMITHFIELD FOODS, INC. (the Company) for itself and as agent for each of the other Obligors and Security Providers party to the Agreement (as defined below) and the Campofrio Security Document

200 Commerce Street

Smithfield, Virginia 23430

USA

For the attention of:        Carey Dubois

26th June 2008

Dear Sirs,

Euro 300,000,000 credit agreement (the Agreement) dated 22 August 2006 for Smithfield Capital Europe BV between (among others) Smithfield Capital Europe BV, the Company and Société Générale as facility agent (the Agent) (as amended by an amendment letter dated 13 August 2007)

1.	Background

(a)	We refer to the Agreement. This letter is supplemental to and amends the Agreement.

(b)	Pursuant to Clause 37.1 (Required consents) of the Agreement, the Majority Lenders have consented to the amendment to the terms of the Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.	Interpretation

(a)	In this letter Effective Date means June 26th, 2008 or such other date as the Company and the Agent agree.

(b)	Capitalised terms defined in the Agreement have the same meaning when used in this letter, unless expressly defined in this letter.

(c)	The provisions of Clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

3.	Effectiveness

(a)	The Agreement will not be amended on the Effective Date unless the Agent has, on or prior to the Effective Date, notified the Company and the Lenders that it has received all the documents set out in the Schedule 1 (Conditions Precedent Documents) to this letter in form and substance satisfactory to the Agent on or prior to that date. The Agent shall give this notification as soon as reasonably practicable following receipt of such documents.

(b)	If the Agent fails to give the notification under paragraph (a) above by the Effective Date, the Agreement will not be amended in the manner contemplated by this letter.

4.	Amendments

Subject to paragraph 3 (Effectiveness) above, the Agreement will be amended on the Effective Date so that Clause 22.3 (Interest Cover) of the Agreement shall read as follows:

“The Company must ensure that the ratio of Consolidated EBITDA to Consolidated Interest Expense is:

(a)	as at any Measurement Date ending on or before 31 May 2009, not less than 2.0 to 1; and

(b)	as at any Measurement Date thereafter, not less than 3.0 to 1.”

5.	Representations

Each Obligor and each Security Provider confirms to each Finance Party that on the date of this letter and on the Effective Date the Repeating Representations and the representations under the Campofrio Security Document:

(a)	are true; and

(b)	would also be true if references to the Agreement were construed as references to the Agreement as amended by this letter.

Each Repeating Representation and each representation under the Campofrio Security Document is applied to the circumstances existing at the time the Repeating Representation is made.

6.	Consents

Each Obligor and each Security Provider:

(a)	agrees to the amendments and waiver of the Agreement as contemplated by this letter; and

(b)	with effect from the Effective Date, confirms that any guarantee or security given by it under a Finance Document will:

(i)	continue in full force and effect; and

(ii)	extend to the liabilities and obligations of the Obligors to the Finance Parties under the Finance Documents as amended by this letter.

7.	Fees and Expenses

On or prior to the Effective Date, the Company shall pay to the Agent all the fees required to be paid to the Agent and the Lenders and, subject to Clause 18.2 (Amendment Costs) of the Agreement, the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with this letter.

8.	Miscellaneous

(a)	This letter is a Finance Document.

(b)	From the Effective Date, the Agreement and this letter will be read and construed as one document.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)	No waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or Default under, the Finance Documents.

9.	Governing law and enforcement

(a)	This letter is governed by English law.

(b)	Clause 41 (Enforcement) of the Agreement is incorporated by reference in this Letter, as if references in that clause to the Agreement were to this Letter.

/s/ Sebastien Ribatto
Sebastien Ribatto
Managing Director
For
SOCIETE GENERALE as Agent for and on behalf of the other Finance Parties

We agree with the terms of this letter.

/s/ Michael H. Cole
For
SMITHFIELD FOODS, INC.

Date: 26 June 2008

/s/ Carey J. Dubois
For
SMITHFIELD CAPITAL EUROPE BV

Date: 26 June 2008

/s/ Michael H. Cole
For
SMITHFIELD ROMANIA SRL

Date: 26 June 2008

/s/ Michael H. Cole
For
SMITHFIELD PROCESARE SRL

Date: 26 June 2008

/s/ Carey J. Dubois
For
PRIMA FARMS Sp. z o.o.

Date: 26 June 2008

/s/ Carey J. Dubois
For
COLD FIELD INVESTMENTS LLC

Date: 26 June 2008

/s/ Stephen Drake
For
SMITHFIELD INSURANCE CO. LTD

Date: 26 June 2008

/s/ Carey J. Dubois
For
SMITHFIELD INTERNATIONAL INVESTMENTS INC.

Date: 26 June 2008

SCHEDULE 1

CONDITIONS PRECEDENT

1.	A copy of this letter, duly executed by each party to it.

2.	Evidence that all fees and expenses then due and payable from the Company in connection with this letter have been paid.

3.	A copy of any other authorisation or other document, opinion or assurance which the Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, this letter, or for the validity and enforceability of any Finance Document.